EXHIBIT 99.1(a)
Consolidated Financial Statements
Bear Lake Acquisition Corp. and Subsidiaries
December 31, 2006

INDEPENDENT AUDITORS’ REPORT
Board of Directors and Stockholders
Bear Lake Acquisition Corp.
Rochester, NH
We have audited the accompanying consolidated balance sheet of Bear Lake Acquisition Corp. and subsidiaries (the “Company”) as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial importing. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
As described in Note B of the financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006.
/s/BDO Seidman, LLP
Boston, Massachusetts
June 20, 2007

BEAR LAKE ACQUISITION CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

December 31,
2006
ASSETS
Current assets:
Cash and cash equivalents	$6,112,778
Accounts receivable, net of reserves of $618,394	7,705,989
Inventories, net	8,236,243
Other current assets	1,672,554
Deferred income taxes	1,578,991
Income tax receivable	3,407,054

Total current assets	28,713,609

Property, plant and equipment, net	7,305,344
Cash surrender value of officer’s life insurance	20,831
Intangibles, net	6,228,766
Other assets	1,092,795

$43,361,345

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of notes payable and long-term debt	$3,800,909
Accounts payable	1,969,013
Accrued other expenses	2,275,923
Accrued payroll	467,708
Accrued taxes other than income	525,052
Accrued profit sharing	800,000
Accrued product liability	405,828
Accrued warranty	233,914

Total current liabilities	10,478,347

Notes payable and long-term debt, net of current maturities	13,293,820

Deferred income taxes	4,539,926

Other non-current liabilities	1,874,918

Stockholders’ equity:
Common stock, $1.00 par value, 10,000 shares authorized, 6,126 shares issued and outstanding	6,126
Additional paid-in capital	11,511,246
Retained earnings	1,656,962

Total stockholders’ equity	13,174,334

$43,361,345

The accompanying notes are an integral part of these consolidated financial statements.

BEAR LAKE ACQUISITION CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended
December 31,
2006
Net product and services sales	$69,607,363
Cost of products and services sold	44,838,782

Gross profit	24,768,581

Operating expenses:
Research and development	300,362
Selling	3,544,196
Marketing	5,922,923
General and administrative	10,665,138

Total operating expenses	20,432,619

Income from operations	4,335,962

Other income/(expense):
Other expense	(165,733)
Interest income	30,373
Interest expense	(3,580,808)

Total other expense	(3,716,168)

Income before provision for income taxes	619,794
Income tax expense	629,949

Net loss	$(10,155)

The accompanying notes are an integral part of these consolidated financial statements.

BEAR LAKE ACQUISITION CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the year ended December 31, 2006

					Total
	Common	Common	Additional Paid-In	Retained	Stockholders’
	Shares	Stock	Capital	Earnings	Equity
Balance at December 31, 2005	—	$—	—	$1,667,117	$1,667,117

Exercise of stock options	681	681	1,809,782		1,810,463

Conversion of redeemable preferred stock to common stock	5,445	5,445	6,572,608		6,578,053

Stock-based compensation			160,832		160,832

Tax benefit from stock-based compensation in excess of book deductions			2,968,024		2,968,024

Net loss				(10,155)	(10,155)

Balance at December 31, 2006	6,126	$6,126	$11,511,246	$1,656,962	$13,174,334

The accompanying notes are an integral part of these consolidated financial statements.

BEAR LAKE ACQUISITION CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended
December 31,
2006
Cash flows from operating activities:
Net loss	$(10,155)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation	497,593
Dividends accrued but not paid	544,500
Amortization of intangible assets	2,113,471
Amortization of deferred financing cost	38,944
Amortization of discount on note payables to former stockholders	853,916
Loss on disposal of assets	17,707
Deferred taxes	(1,738,893)
Provision for losses on accounts receivable	155,000
Stock-based compensation expense	160,832
Changes in operating assets and liabilities:
Accounts receivable	(232,169)
Inventories	2,684,488
Cash surrender value of officers’ life insurance	133,423
Due from insurance company	1,000,000
Other current assets	482,534
Income tax receivable	(3,180,556)
Accounts payable	65,349
Accrued payroll	(58,889)
Accrued taxes other than income	477,358
Accrued other expenses	888,957
Accrued product liability	229,220
Accrued warranty	3,579
Other non-current liabilities	(6,522)

Net cash provided by operating activities	5,119,687

Cash flows from investing activities:
Other assets	(1,425)
Note receivable	445,000
Proceeds from sale of property and equipment	52,000
Payments to acquire property and equipment	(1,264,838)
Payments to aquire intangible asset	(60,000)

Net cash used for investing activities	(829,263)

Cash flows from financing activities:
Proceeds from exercise of options to acquire common stock	1,810,463
Stock-based compensation tax benefit	2,968,024
Payments on loans and notes payable	(3,702,909)

Net cash used in financing activities	1,075,578

Net increase in cash and cash equivalents	5,366,002
Cash and cash equivalents, beginning of year	746,776

Cash and cash equivalents, end of period	$6,112,778

Supplemental disclosure of cash flow information
Assets acquired under capital leases	$531,955
Insurance premiums purchased under promissory notes	$966,125
Conversion of preferred stock into common stock	$6,572,823
Cash paid for:
Interest	$2,218,658
Income taxes	$3,036,308
The accompanying notes are an integral part of these consolidated financial statements.

BEAR LAKE ACQUISITION CORP.
Notes to Consolidated Financial Statements
December 31, 2006
NOTE A – NATURE OF BUSINESS
Bear Lake Acquisition Corp. and subsidiaries (collectively, the “Company”) are engaged in the manufacture of castings and firearms. Firearms account for approximately 90% of the Company’s total sales for the year ended December 31, 2006 and are sold primarily to domestic distributors. The castings produced by a subsidiary of the Company are used in manufacturing firearms and are also sold to customers throughout the United States in a variety of industries and account for approximately 5% of the Company’s total sales for the period ending December 31, 2006. The Company has a subsidiary that consists of one retail store which sells products manufactured by the Company and other non-manufactured sporting goods, which accounted for the remaining 5% of the Company’s total 2006 sales.
Pursuant to a merger agreement signed December 15, 2006, effective January 3, 2007, Smith & Wesson Holding Corporation completed the acquisition of Bear Lake Acquisition Corp. and its subsidiaries, including Thompson/Center Arms Company, Inc., for $102,000,000 in cash. The former owners indemnified Smith & Wesson Holding Corporation for certain liabilities, including environmental. Under the agreement, Bear Lake Acquisition Corp. has indemnified the Company for losses arising from environmental conditions related to its manufacturing activities.
Of the purchase price, $8.0 million has been placed in an escrow account, pending the finalization of purchase accounting including an environmental remediation study of the manufacturing site in Rochester, New Hampshire. It is not presently possible to estimate the ultimate amount of all remediation costs and potential uses of the escrow. The Company believes the likelihood of environmental remediation costs exceeding the amount in escrow to be remote.
NOTE B – SUMMARY OF ACCOUNTING POLICIES
Principles of Consolidation
The accompanying consolidated financial statements include the accounts for Bear Lake Acquisition Corp. and its wholly-owned subsidiaries, K. W. Thompson Tool Company, Inc., Thompson/Center Arms Company, Inc., O. L. Development, Inc., Bear Lake Holdings, Inc. and Fox Ridge Outfitters, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.
Estimates and Assumptions
The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the financial statement dates and the reported amounts of revenues and expenses during the reporting period. Our significant estimates include accounts receivable reserves, allowances for discounts and returns on sales, useful life of intangible assets, useful life of property, plant and equipment, future product liability, warranty obligations, senior executive supplemental retirement liability, bonus accruals, deferred tax valuation allowance estimates, assumptions used to determine fair value of the Company’s stock options, liabilities for self-insured workers compensation and self-insured health care. Additionally, the notes payable to former stockholders are discounted to adjust the rate in the notes to a rate indicative of the risks involved in these notes. Forecasted principal payment amounts and an assumed interest rate were used to determine the discounted amount. The timing of these principal payments and/or a change in the rate could have a material impact on interest expense. Actual amounts may differ from these estimates.

BEAR LAKE ACQUISITION CORP.
Notes to Consolidated Financial Statements
December 31, 2006
Fair Value of Financial Instruments
Unless otherwise indicated, the fair values of all reported assets and liabilities approximate the carrying values due to their short-term nature or market rates of interest.
Revenue Recognition
The Company recognizes revenue when the following four basic criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection of the related receivable is reasonably assured.
The Company offers extended payment programs of six months, consistent with industry practices, to certain customers. Revenue is recognized on these transactions upon title transfer, and at that time, the Company provides for estimated returns based upon historical return rates for these programs. The Company has not experienced significant credit losses on these transactions.
Cash and Cash Equivalents
The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.
Trade Receivables
We extend credit to our domestic and some foreign distributors based upon their financial condition. We offer discounts for early payment. The allowance for doubtful accounts is estimated based on the Company’s historical losses, the existing economic conditions and the financial stability of its customers. Receivables are written off when they are determined to be uncollectible. Historically, the realized losses have been within the range of management’s estimates.
Concentration of Credit Risk
Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash, cash equivalents, and trade receivables. The Company maintains its cash in bank deposit accounts at a local financial institution, which at times during the year may exceed federally insured limits. The Company has not experienced any losses in the accounts. The Company believes it is not exposed to any significant credit risk in its cash accounts. We perform ongoing credit evaluations of our customers’ financial condition and generally do not require collateral.
Inventories
Inventories, consisting primarily of finished firearms components, finished firearms, and related products and accessories, are valued at the lower of cost, using the first-in, first-out (FIFO) method, or market. An allowance for potential non-saleable inventory due to excess stock or obsolescence is provided based upon a detailed review of inventory components, past history, and expected future usage.
Property, Plant and Equipment
Property, plant, and equipment, consisting of land, building, improvements, machinery, equipment, computers, furniture, and fixtures, are recorded at cost and are depreciated using the straight-line method

BEAR LAKE ACQUISITION CORP.
Notes to Consolidated Financial Statements
December 31, 2006
over their estimated useful lives. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals, and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations.
A summary of the estimated useful lives is as follows:

Years
Buildings and improvements	10-39
Machinery and equipment	5-10
Furniture and fixtures	5-10
Motor vehicles	10
Intangible Assets
Identified intangible assets include customer lists and patents, both with estimated lives of 5 years. We amortize intangible assets over their estimated useful lives. The Company monitors its intangible assets for impairment indicators. For the year ended December 31, 2006, the Company did not identify any indications of impairment.
Valuation of Long-lived Assets
We evaluate the recoverability of long-lived assets, or asset groups, whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. Should such evaluations indicate that the related future undiscounted cash flows are not sufficient to recover the carrying values of the assets, such carrying values would be reduced to fair value and this adjusted carrying value would become the asset’s new cost basis. Fair value is determined primarily using future anticipated cash flows that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset, or asset group, discounted using an interest rate commensurate with the risk involved. We have determined that there were no impairments to long-lived assets during the year ended December 31, 2006.
Loan Origination Fees
Loan origination fees are being amortized using the straight-line basis which approximates the effective interest method over the term of the related debt.
Income Taxes
The provision for income taxes is based upon income reported in the accompanying financial statements. Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. These deferred taxes are measured by applying currently enacted tax laws.
Sales and Promotional Related Expenses
Product sales are presented in the financial statements net of customer promotional program costs that depend on the volume of sales. We have other customer promotional programs, the costs of which do not depend on the volume of sales and are included in selling and marketing expenses in accordance with Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force Issue No. 01-9 Issue

BEAR LAKE ACQUISITION CORP.
Notes to Consolidated Financial Statements
December 31, 2006
Summary No. 1, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products.”
Advertising Costs
The Company generally expenses advertising cost in accordance with the provisions of Statement of Position (“SOP”) 93-7, “Reporting on Advertising Costs” (see Note M). The Company has a television show which is used to promote the Company’s and certain sponsor’s products. The cost of producing the show, net of sponsorship income, is amortized on a straight-line basis over the period which the episode is contracted to air.
Shipping and Handling Costs
The Company includes shipping and handling costs as cost of goods sold (see Note N). Shipping costs generally comprise payments to third-party shippers for the transportation of the Company’s products. Handling costs are costs incurred to move and prepare the products for shipment. In some cases, the Company does charge customers a fee for shipping costs and records these fees as revenue.
Foreign Currency
The Company enters into certain transactions in currencies other than its local currency, the U. S. dollar. These transaction gains and losses that arise from these transactions are immaterial and included in results of operations as incurred.
Stock Options
On January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) 123R, “Share Based Payment, a revision of SFAS No. 123 Accounting for Stock-Based Compensation” and superseding Accounting Principles Board (“APB”) Opinion 25, “Accounting for Stock Issued to Employees”. SFAS 123R requires the Company to recognize the cost of employee services received in exchange for grants issued under stock option and employee stock purchase plans, based on the fair value of awards, and recognized over the vesting period of the plans using the modified prospective transition method. Prior to January 1, 2006, the Company measured employee stock based compensation under the provisions of APB Opinion 25 as permitted by SFAS 123. APB Opinion 25 provided for the compensation cost to be recognized over the vesting period of the options based on the difference, if any, between the fair market value of the Company’s stock and the option price on grant date.
Under the modified prospective method, the Company recognized compensation expense in the financial statements for periods subsequent to January 1, 2006 for all stock-based payments granted, modified or settled subsequent to January 1, 2006 as well as for any awards that were granted prior to January 1, 2006 which were not fully vested as of that date. Compensation expense for those awards issued prior to January 1, 2006 was recognized using the fair values determined for the pro forma disclosures on stock-based compensation under SFAS 123.
The share-based compensation resulting from the application of SFAS 123R for the twelve month period ended December 31, 2006 and for any awards that were granted prior to January 1, 2006 which were not fully vested as of that date, was $160,832, which was expensed as a component of general and administrative expense for the year ending December 31, 2006.

BEAR LAKE ACQUISITION CORP.
Notes to Consolidated Financial Statements
December 31, 2006
The fair value of each stock option is estimated on the date of the grant using the Black-Sholes option-pricing model with the following assumptions:

Expected life	5 years
Expected volatility	39.54%
Dividends	—
Risk-free interest rate	4.79%
The weighted average fair value of the stock options granted during the year ended December 31, 2006 for Incentive Stock Option stock-based compensation was $1,550 per share. Refer to Note V for details on the Stock Option Plans.
Product Liability
We provide reserves for potential product liability defense costs based on estimates determined in consultation with litigation counsel, exclusive of any insurance reimbursements. Adjustments to the provision for product liability are evaluated on an on-going basis and are charged or credited to cost of sales. This evaluation is based upon information regarding potential and existing product liability cases. Any future costs as a result of this evaluation are recorded when considered both probable and reasonably estimable. Certain product liability costs are subject to reimbursement by insurance carriers.
Warranty
We generally provide a lifetime warranty to the “original” purchaser of our new firearms products. Estimated warranty obligations are provided for in the period in which the related revenue is recognized. We quantify and record an estimate for warranty related costs based on our actual historical claims experience and the current repair costs. Adjustments are made to accruals as warranty claim data and historical experience warrant. Should we experience actual claims and repair costs that are higher than the estimated claims and repair costs used to calculate the provision, our operating results for the period or periods in which such returns or additional costs materialize would be adversely impacted.
NOTE C – INVENTORIES
The composition of inventories as of December 31, 2006 is as follows:

Raw materials	$2,399,892
Work-in-process	2,743,767
Finished goods	3,092,584

Total	$8,236,243

NOTE D – INVESTMENT
At December 31, 2006, the Company had an investment in its former product liability insurance provider (PLIC). This investment was made as the PLIC passed a resolution requiring all policyholders to purchase shares in the PLIC equal to one-third of the deposit premiums for policies initiated between July 1, 2002 and June 30, 2003. Dividends are paid on the amount invested at LIBOR plus 3%. The shares hold no voting rights, and they are redeemable at the option of the Company or the PLIC any time after July 1, 2007 at the paid in value, subject to the PLIC’s statutory capital and surplus equaling at least

BEAR LAKE ACQUISITION CORP.
Notes to Consolidated Financial Statements
December 31, 2006
$4,000,000. The shares may also be redeemable, based on a vesting schedule relating to the length of time the Company is a policyholder, at the option of the PLIC if the Company ceases to be a policyholder.
On March 31, 2005 the Company changed insurance providers. The Company elected to pay the final installment for the required investment in PLIC of $26,500 and hold the investment in PLIC until maturity on July 1, 2007. Since the Company ceased to use PLIC as an insurance provider the investment was deemed impaired and written down to its vested value ($42,400 at December 31, 2006). The total amount paid for this investment was $106,000.
NOTE E – PROPERTY, PLANT AND EQUIPMENT, NET
Property, plant and equipment, consist of the following as of December 31, 2006:

Land	$920,652
Buildings and improvements	2,617,556
Machinery and equipment	3,981,989
Furniture and fixtures	418,542
Motor vehicles	65,873
Construction in progress	149,709

Total	$8,154,321
Less accumulated depreciation	(848,977)

$7,305,344

NOTE F – PAYABLE TO STOCK SUPPLIER
Payable to stock supplier represents the amount due to a vendor for the purchase of tooling. This tooling is used to produce a purchased rifle stock. Repayment of the obligation is based on the volume of the stocks purchased from this vendor. This obligation bears interest at 3.26% annually. At December 31, 2006, the balance due on this obligation was $70,550 and is recorded in accrued expenses.

BEAR LAKE ACQUISITION CORP.
Notes to Consolidated Financial Statements
December 31, 2006
NOTE G – DEBT OBLIGATIONS
Debt obligations consist of the following at December 31, 2006:

Note payable – insurance premium, with a finance company, with interest at 7.59%, payable in monthly installments of principal and interest of $91,198 through March, 2007	$175,193

Note payable with a bank, with interest at Prime Rate, payable in monthly installments of $50,000 principal and interest, due February, 2010. As of December 31, 2006, the rate was 8.25%	1,950,000

Note payable, former stockholder, unsecured, interest at Prime Rate + 3%, to a ceiling of 9%, payable based on excess cash calculation, as defined, due December, 2009. As of December 31, 2006 the rate was 9%	11,063,598

Note payable, former stockholder, unsecured, interest at Prime Rate + 3%, to a ceiling of 9%, payable based on excess cash calculation, as defined, due December 2009. As of December 31, 2006 the rate was 9%	5,560,892

Capital lease obligations, with interest at 7.70%, payable in monthly installments of $7,384 principal and interest, through May 2011	327,792

Capital lease obligations, with interest at 7.70%, payable in monthly installments of $3,395 principal and interest, through September, 2011	161,990

Gross debt obligation	19,239,465

Less fair value discount	(2,144,736)

Less current maturities	(3,800,909)

Long-term debt, net of current maturities	$13,293,820

Notes payable to the former stockholder require payment of interest quarterly. In addition, annual principal payments are required; however, the Company can elect to make additional principal payments during the year. The required principal payments are based on an excess cash calculation for fiscal years 2006, 2007, and 2008 with a final payment due in fiscal 2009. These annual payments are computed as 50% of the “Excess Cash Flow”, as defined and 50% of the required payment is to be paid by the 20th day of January immediately following the measuring fiscal year. The remaining balance of the “Excess Cash Flow” payment is required to be paid on the earlier of seven days after the approval and delivery of audited financial statements or the 30th day of April. Excess Cash Flow as defined in the agreement is generally computed as the Company’s annual earnings before interest, taxes, depreciation and amortization, less capital expenditures, less interest paid, less taxes paid, less principal debt payments, less changes in net working capital, as defined.

BEAR LAKE ACQUISITION CORP.
Notes to Consolidated Financial Statements
December 31, 2006
The discount on the notes payable to former stockholders was computed from the difference between an effective 15% interest rate factor and the stated rate. The effective rate used was based on a return on equity, recognizing that the timing of certain payments is contingent on cash flow of the acquired company. The difference between the effective rate of 15% and stated or contractual rate, prime rate plus 3% (capped at 9%) which was 9% at December 31, 2006, is being amortized as interest over the term of the debt.
The Company has a term note and a revolving line-of-credit from a bank. Both instruments are part of the same debt agreement. The revolving line-of-credit is classified as a demand facility, with a termination date of December 2, 2007. The Company may borrow the lesser of $12,000,000 (not including existing letters of credit of $125,000) on its revolving line-of-credit or an amount based on acceptable accounts receivable and inventory (the “Borrowing Base”). The borrowing base at December 31, 2006, provided a net borrowing availability of $8,476,471. The revolving line of credit is secured by substantially all assets of the Company and guaranteed by the Company and its subsidiaries. Borrowings on the revolving line of credit bear interest at Prime Rate or LIBOR plus 2.5% at the option of the Company. At December 31, 2006, there was $0 outstanding on the line of credit. The term note bears interest at Prime Rate, which was 8.25% or LIBOR plus 2.5% at December 31, 2006. The term note and the line of credit contain the following restrictive covenants; book net worth, maximum capital expenditures and debt service coverage ratio, as defined. As of December 31, 2006, the Company was not in compliance with certain covenants and received a waiver of these covenants for the period ended December 31, 2006.
All outstanding debt obligations were repaid in January 2007, prior to the Company’s acquisition as more fully described in Note A.
Loan Origination Fees
The Company incurred loan origination fees in connection with establishing its revolving line-of-credit and term note. These fees have been deferred and are being amortized over the life of the debt instruments. Total fees incurred for the term note were $25,399 and the life of the related instrument is five years. Total fees incurred for the revolving line-of-credit were $101,594 and the life of the related instrument is three years. Amortization expense of approximately $38,940 was included as interest expense in the statement of operations for the year ended December 31, 2006.
For the year ended December 31, 2006, interest expense consisted of the following:

Notes payable – former stockholder	$1,623,437
Amortization of discount on note payable – former stockholder	853,920
Preferred stock dividends	544,500
Revolving line of credit and term note	466,744
Other	92,207

Total	$3,580,808

BEAR LAKE ACQUISITION CORP.
Notes to Consolidated Financial Statements
December 31, 2006
NOTE H – INTANGIBLE ASSETS
Intangible assets subject to amortization include:

		Less
		Accumulated
	Cost	Amortization	Net
Customer List	$5,004,069	$2,071,744	$2,932,325
Patents	5,593,285	2,296,844	3,296,441

Total intangibles	$10,597,354	$4,368,588	$6,228,766

The Company amortizes intangible assets with finite lives over the estimated useful lives of the respective assets. Amortization expense for the year ended December 31, 2006 was approximately $2,113,464 and is included in operating expenses in the statement of operations. The following is a summary of estimated aggregate amortization expense of intangible assets for each of the succeeding five fiscal years:

2007	$2,119,471
2008	2,119,471
2009	1,971,824
2010	12,000
2011	6,000

Total	$6,228,766

NOTE I – STOCKHOLDER NOTE RECEIVABLE FOR PURCHASE OF PREFERRED STOCK
The Company had a note receivable from a stockholder totaling $445,000 in connection with a purchase of 445,000 shares of Series A Preferred Stock. An optional principal payment of $100,000 was made in September 2006. The balance due on the note of $345,000 was paid on December 29, 2006. Total interest received for the twelve month period ended December 31, 2006 was $25,776.
NOTE J – COMMON STOCK AND MANDATORILY REDEEMABLE PREFERRED STOCK
The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The Company filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation of Bear Lake Acquisition Corp. on February 21, 2006 and received approval from the Secretary of State of the State of Delaware to a reverse stock split of 1/1,000. All amounts included in the consolidated financial statements and notes to the consolidated financial statements have been retroactively restated for this change. The Company is authorized to issue 15,455 shares of stock of which 10,000 shares are Common Stock, with a par value of $1 per share and 5,455 shares are Preferred Stock, with a par value of $1 per share.
Common Stock
The Common Stock has the following features:
Dividends
The holders of Common Stock are entitled to receive dividends when and if declared by the Company’s Board of Directors.

BEAR LAKE ACQUISITION CORP.
Notes to Consolidated Financial Statements
December 31, 2006
Voting
The holders of Common Stock are entitled to one vote per share.
Liquidation
Subject to the provisions pertaining to the liquidation preferences of the holders of the Series A Preferred Stock, the holders of Common Stock are entitled to participate ratably on a per share basis, in all distributions to the holders of Common Stock in any liquidation, dissolution or winding-up of the Company.
Series A Preferred Stock
During fiscal 2006, all outstanding shares of the Series A Preferred Stock was converted into common stock in accordance with the original conversion rights. Additionally, the shareholder loan of $445,000 was repaid in full. The Series A Preferred Stock had the following preferences:
Dividends
The holders of Series A Preferred Stock were entitled to receive cumulative cash dividends at an annual rate of 10.00% of $1,000 per share from and after the issue date, in preference to dividends on common stock, if any. Such dividends accrued whether or not declared by the Board of Directors.
Dividends accrued in accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” are required to be recorded as interest expense in the statement of operations. Dividends amounted to $544,500 for the year ended December 31, 2006.
Voting
The holders of Series A Preferred Stock were entitled to a number of votes per share equal to one vote per share of the common stock of the Company into which such share of Series A Preferred Stock is convertible on the record date for such vote. The affirmative vote of the holders of at least sixty-six percent (66%) supermajority of the outstanding shares of Series A Preferred Stock, voting separately as a single class, was required to approve numerous significant transactions and/or material events as defined in the Company’s articles of incorporation.
Conversion
Each share of Series A Preferred Stock was convertible at a rate of one share of Series A Preferred Stock to one share of Common Stock at the option of the holder thereof into fully paid and non-assessable shares of Common Stock.
In December 2006, the Company converted all of the outstanding shares of Preferred Stock into the equivalent Common Stock shares.

BEAR LAKE ACQUISITION CORP.
Notes to Consolidated Financial Statements
December 31, 2006
Liquidation
Upon any liquidation, dissolution or winding up of the Company or any substantial part of its property, the holders of Series A Preferred Stock were entitled to receive, in preference to all common stockholders, an amount equal to $1,000 per share plus accrued and unpaid dividends.
NOTE K – RELATED PARTY TRANSACTIONS
The Company has entered into transactions with some of its employees and has outstanding receivables as of December 31, 2006 for $73,235, as a result of advances.
The Company receives operational support services from certain of its shareholders, including persons or entities controlled by such shareholders and such persons, deemed related parties of the Company. The strategic advisory services provided under this agreement include executive management, accounting, marketing information technology, public relations, human resources and new business development research. During the year ended December 31, 2006, the Company paid $300,000 in expenses related to such support from the related party.
The Company also paid $29,454 in legal expenses incurred by or for such persons for the year ended December 31, 2006.
NOTE L – PRODUCT WARRANTY OBLIGATIONS
All firearm products of the Company carry a lifetime warranty against defects in either material or workmanship whereby service or repairs will be made free of charge by the Company. Warranty cost for the year ended December 31, 2006 amounted to $246,759. The Company has established a warranty reserve of $233,914 as of December 31, 2006 for future costs based on management’s estimate of warranty exposure.
The change in accrued warranties for the fiscal year ended December 31, 2006 was as follows:

Beginning balance	$230,335
Warranties issued and adjustments to provision	246,759
Warranty claims	(243,180)

Ending balance	$233,914

NOTE M – ADVERTISING COSTS
Advertising expense, net of sponsorship income for the year ended December 31, 2006 amounted to $5,325,215. At December 31, 2006, included in prepaid expenses are unamortized costs of approximately $574,270, primarily related to prepaid air time and print advertising space, which will be charged to operations as used in accordance with the provisions of SOP 93-7.
NOTE N – SHIPPING AND HANDLING COSTS
Total costs of shipping product to customers amounted to $1,204,415 and total handling costs amounted to $535,847 for the year ended December 31, 2006.

BEAR LAKE ACQUISITION CORP.
Notes to Consolidated Financial Statements
December 31, 2006
NOTE O – RETIREMENT PLANS
The Company has a defined contribution profit-sharing plan covering substantially all employees based on certain eligibility criteria. The Board of Directors, at its discretion, determines contributions to be made from net income of the Company. The Company accrued $800,000 for the year ended December 31, 2006. In addition, the Company has a 401(k) feature to the profit-sharing plan. The profit-sharing plan calls for the Company to make matching contributions equal to 50% of the first 6% of participating employees’ wages. The Company’s accrued matching contributions were $226,095 for the year ended December 31, 2006.
In addition, the Company has a senior executive supplemental retirement plan (“executive plan”) for certain officers, which covered six current and former executives at December 31, 2006. Benefits under this plan are paid monthly (currently monthly benefit is $2,863 and is adjusted annually based on the percent change in the CPI for all Urban Consumers) for ten years following the retirement of an officer or director. This is an unfunded, non-qualified and non-contributory Plan whereby all future obligations are paid by the Company. As of December 31, 2006, $931,204 has been accrued in the financial statements, based upon the present value of the estimated future obligation using a discount rate of 8.5% and the remaining months of commitment or in the case of the current executive, the expected retirement date.
Estimated annual amounts to be paid without considering future annual adjustments on the executive plan are as follows:

2007	$137,424
2008	137,424
2009	125,972
2010	103,068
2011	103,070
Thereafter	672,808

$1,279,766

Under the executive plan, the Company may also be required to continue to pay the Company’s portion of health insurance premiums as offered to employees until the retiree becomes eligible for Medicare. As of December 31, 2006, there were three individuals receiving cash payments under this plan and none of them was eligible to receive the health insurance benefit. Two current officers are eligible to receive the health insurance portion of the plan upon retirement and the Company had an independent analysis done to determine the future liability of the plan. Based on this analysis, the Company has accrued for and expensed $13,052 in Post Retirement Medical cost in general and administrative expense during the year ended December 31, 2006. This valuation used active census data provided by KW Thompson Co. and the net periodic postretirement benefit cost for 2006 uses a disclosure discount rate of 5.75%.
NOTE P – OPERATING/CAPITAL LEASES
The Company is leasing equipment and a building under operating leases that continue through December 2008. At December 31, 2006, minimum annual rental commitments under non-cancelable leases were as follows:

2007	$16,800
2008	15,400

BEAR LAKE ACQUISITION CORP.
Notes to Consolidated Financial Statements
December 31, 2006
The Company is also leasing computer equipment and production machinery under capital leases that continue through 2011. As of December 31, 2006, the net book value of equipment acquired under capital leases is $478,760.
NOTE Q – INCOME TAXES
The following sets forth the provision for income taxes as of December 31, 2006:

Current:
Federal	$1,862,047
State	506,795

Total current taxes	2,368,842
Deferred:
Federal	(1,366,871)
State	(372,022)

Total deferred taxes	(1,738,893)

Provision for income taxes	$629,949

Deferred tax asset (liabilities) — CURRENT
Product liability accrual	$552,621
Accounts receivable valuation	244,823
Warranty reserve	92,607
Accrued compensation	190,429
Inventory valuation	553,787
Prepaid expenses	(148,058)
Other accrued expense	91,453
Other	1,329

Total current deferred tax	1,578,991

Deferred tax asset (liabilities) — NON-CURRENT
Amortization of intangibles	(2,444,602)
Fixed asset depreciation	(1,620,052)
Notes payable	(849,105)
Capital loss benefit	25,179
Accrued pension	373,833

Total non-current deferred tax	(4,514,747)
Valuation reserve for capital loss	(25,179)

Total non-current deferred tax after valuation allowance	(4,539,926)

Net deferred tax liability	$(2,960,935)

BEAR LAKE ACQUISITION CORP.
Notes to Consolidated Financial Statements
December 31, 2006
The reconciliation of the Company’s total provision for income taxes in 2006 to that computed by applying the statutory Federal income tax rate of 34% is as follows:

Provision computed using statutory rate	$210,730
State taxes, net of Federal benefit	88,950
Domestic production activities deduction	(8,160)
Preferred stock dividends classified as interest expense	185,130
Non-deductible acquisition costs	82,948
Other	70,351

Total provision for income taxes	$629,949

The Company has reserved approximately $25,000 against non-current deferred taxes for a capital loss carryforward which management does not anticipate using prior to its expiration.
NOTE R – COMMITMENTS AND CONTINGENCIES
The Company is a defendant in a number of cases involving product liability claims. At December 31, 2006, the Company has product liability accruals totaling $1,395,852, for which $405,828 is classified as current. The Company has insurance coverage for claims in excess of its self-insured retention amount at December 31, 2006, which is currently at $1,000,000 per claim. The Company provides reserves for potential product liability defense costs based on estimates determined in consultation with litigation counsel, exclusive of any insurance reimbursements. Adjustments to the provision for product liability are evaluated on an on-going basis and are charged or credited to cost of sales. This evaluation is based upon information regarding potential and existing claims.
The Company is liable for a percentage of the clean up of an environmental group site of a former vendor with which the Company formerly did business. The Company has a 0.05% responsibility for the total assessment of this site. The latest annual assessment issued by the ReSolve Site Group (the group responsible for managing the clean up of the site) for the period from July 1, 2006 to June 30, 2007 was $860,000 and the Company’s share was $456.
NOTE S – SPLIT-DOLLAR INSURANCE/CASH SURRENDER VALUES POLICY RECEIVABLE
The Company and two of its former stockholders had purchased life insurance policies which are owned by those stockholders. Premiums on these policies were paid by both the Company and the former stockholders personally. The agreements require the Company to be reimbursed for its share of the premiums paid upon termination of agreement or payment of death benefits. Amounts due from the former stockholders relating to these agreements amounted to $1,046,936 at December 31, 2006. During 2006, the Company settled for full value four of the five life insurance policies it had maintained on two former stockholders for which the Company was the beneficiary. The cash surrender value of the one remaining policy amounted to $20,831 at December 31, 2006.
NOTE T – CONCENTRATIONS
One customer accounted for approximately 10% of total sales for the year ended December 31, 2006.

BEAR LAKE ACQUISITION CORP.
Notes to Consolidated Financial Statements
December 31, 2006
Two customers accounted for approximately 49% of the outstanding accounts receivable balance as of December 31, 2006.
NOTE U – SELF-INSURANCE
Self-Insured Health Insurance Plan
The Company is self-insured for health benefits provided to employees. The Company maintains stop-loss insurance coverage. For the period ended December 31, 2006, the aggregate stop loss threshold after which the re-insurer will cover claims incurred was $3,345,096. The Company had recorded a receivable for $75,767 from the insurance company at December 31, 2006. For the year ended December 31, 2006, the Company had paid out a total of $3,760,374 in claims.
Self-Insured Workers Compensation
The Company ceased to self-insure for workers compensation and purchased coverage on a guaranteed contract policy basis on November 5, 2005 but is still responsible for outstanding claims pending during the period of the self-insurance/large deductible policy. The Company estimates that the amount of the outstanding claims owed at December 31, 2006 is approximately $80,165 and has accrued for this amount in other long term liabilities. This accrual is based on identified claim incidents during the self-insured period.
NOTE V – STOCK OPTIONS
2005 Stock Incentive Plan
The Company has granted stock options to purchase shares of common stock to certain employees under the 2005 Stock Incentive Plan adopted by the Board of Directors on January 10, 2005. The plan has two types of options, Incentive Stock Options (ISO Options) and Special Value Appreciation Stock options (VAR Options). The stock option agreements for those options issued in 2005 included a change in control provision that allowed for accelerated vesting upon a signed agreement of merger. Under that provision, a portion of the ISO Options and all of the outstanding VAR options vested in December 2006.
Approximately 680.3 shares of vested options were exercised in December 2006 and generated significant tax deductions in excess of book compensation expense of approximately $3.0 million, the effect of which is reflected in additional paid in capital in the accompanying consolidated statement of stockholders’ equity.
Incentive Stock Options
Options become fully exercisable in four years with graded vesting of 20% at issue and 20% each year thereafter. ISO Options expire five years from the grant date. ISO Option activity is summarized initially and at December 31, 2006 of below:

BEAR LAKE ACQUISITION CORP.
Notes to Consolidated Financial Statements
December 31, 2006

		Weighted
	Incentive	Average	Average
	Stock	Exercise	Intrinsic
	Options	Price	Value(1)
Outstanding, December 31, 2005	463	$1,090
Granted	95	3,670
Exercised	(408)	1,100	$11,626
Forfeitures	—	—

Outstanding, December 31, 2006	150	$2,699	$10,027

Exercisable, December 31, 2006	71	$2,437

(1) The aggregate intrinsic value of this table was calculated based upon the positive difference between the value of the Company stock at the effective date of merger (see Note A) and the exercise price of the underlying options.
Special VAR Stock Options
The Company also has special value appreciation stock options (the “VAR Options”). These options are part of the 2005 Stock Incentive Plan entered into by the Board of Directors on January 10, 2005. The VAR options vest over a five-year period. These options expire five years from the grant date. To the extent vested, the VAR Options shall only become exercisable by holder upon a change of control transaction of the Company, as defined in the Company’s stockholders agreement (the “Exercise Condition”). The exercise price for each of these options is five times fair market value ($1,000) of the share price at the grant date or $5,000 per share. The grant date for these options was January 10, 2005. Under the terms of the agreement, all of the VAR options vested upon the signed agreement of merger in December 2006.

Weighted
	Qualified	Average
	Stock	Exercise
	Options	Price
Outstanding, December 31, 2005	272.3	$5,000
Exercised	(272.3)	5,000
Granted	—	—
Forfeitures	—	—

Outstanding, December 31, 2006	—	$—

A meeting of the stockholders was held on May 3, 2006 to increase the total amount of shares eligible to be offered under the 2005 Stock Option Incentive Plan by 33.25 shares for a total of 850 shares. At December 31, 2006, 19.6 shares were available under the 2005 Stock Incentive Plan for future grants of any type of options.